Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is by and between SAN Holdings, Inc. (“SANZ”) and Fred T. Busk (“Busk”) and is dated as of August 19, 2002.

Recitals

A.	SANZ and Busk are currently parties to an Executive Employment Agreement dated as of December 19, 2001 (the “Original Agreement”), under which Busk has served as Chief Operating Officer of SANZ and its wholly-owned subsidiary (the “Operating Company”).

B.	SANZ and Busk mutually desire to amend and restate the Agreement in its entirety, substituting the terms and conditions set forth herein for the terms and conditions of the Original Agreement.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

        1. Duties. Busk’s principal duties shall be as follows:

i.	To develop proposed strategies for approaching potential sources of financing, acquirors, acquisition targets and similar parties (collectively, “Strategic Transaction Partners”);

ii.	To develop and prepare materials for delivery to and/or presentation to potential Strategic Transaction Partners;

iii.	To conduct at least preliminary discussions with those potential Strategic Transaction Partners, and/or intermediaries or advisors who may be instrumental in identifying or negotiating with Strategic Transaction Partners, in each case that the Board and executive management of SANZ determine to be appropriate;

iv.	To conduct such other related activities as the Board or executive management of SANZ shall request.

All such activities shall be subject to the direction and approval of the Board and executive management of SANZ, specifically John Jenkins its CEO or his specific designee, with whom Busk shall consult regularly throughout the Term. Without limiting the foregoing, Busk shall provide weekly written updates of progress..

        2. Status. Effective immediately, Busk shall cease to hold the offices of Executive Vice President and Chief Operating Officer of SANZ and the Operating Company, and shall cease to be an executive officer of either company. While Busk shall legally remain an employee of the Company for the remainder of the Term (as defined in Section 3 below), he shall hold himself out only as a director of SANZ, including when conducting the duties described in Section 1.

        3. Term.

a)	Busk shall perform the duties outlined in Section 1 on a substantially full-time basis from the date hereof through September 30, 2002. Commencing October 1, 2002, through December 31, 2002, Busk may reduce his time commitment to SANZ to approximately one-half of normal executive hours. The term of Busk’s employment (the “Term”) shall run to December 31, 2002, whereupon it shall terminate without action by either party.

b)	Notwithstanding subsection (a) above, if Busk is unable to perform the duties (or otherwise fails to perform the duties) set forth in Section 1, whether because of conflicting obligations to another employer or otherwise, either party may terminate Busk’s employment and the Term upon notice to the other party, provided that in the event of any such notice by SANZ, Busk shall have twenty days following notice to cure such failure.

        4. Compensation.

a)	Salary. From the date hereof through October 31, 2002, Busk shall be paid a salary at an annualized rate of $210,000, paid semi-monthly, and from November 1, 2002 through December 31, 2002, Busk shall be paid a salary at an annualized rate of $105,000, paid semi-monthly, in each case subject to any earlier termination of the Term pursuant to Section 3(b).

b)	Success Fee. In the event that, on or before September 30, 2003, SANZ consummates a Strategic Transaction (as defined below) that was either first identified by Busk or that was substantially progressed by Busk in the course of his duties under Section 1, promptly following the closing of such Strategic Transaction SANZ will pay to Busk a success fee in the amount of 1.0% of the value thereof, up to a maximum of $100,000. As used herein, a Strategic Transaction shall mean (i) the raising of additional capital, (ii) a sale of the Company (whether by merger, sale of stock, or sale of substantially all of the Company’s assets), (iii) a sale of a division or similar significant business unit outside of the ordinary course of business, or (iv) a joint venture or similar transaction in which a third party contributes significant cash resources to fund operations that are currently funded by SANZ. The value of a Strategic Transaction shall be computed as follows, in each case net of any investment banking fees and other out-of-pocket fees and costs incurred by SANZ (including this success fee), (w) in the case of capital raising, the amount of cash funded to SANZ at closing, (x) in the case of a sale of the company, the value of the consideration realized by SANZ stockholders at closing, which in the case of securities shall take into account any legal restrictions, liquidity limitations and other factors effecting such value, (y) in the case of a sale of a division or business unit, the sum of the amount paid at closing for such assets plus the amount of any liabilities assumed, and (z) in the case of a joint venture or similar transaction, the amount of cash contributed by the third party at closing and the amount of any binding and unconditional commitments for future cash contributions by such party.

        5. Expenses. SANZ shall promptly reimburse Busk for all reasonable expenses incurred in the performance of his duties hereunder, subject to SANZ’s travel and entertainment policies in effect from time to time and following SANZ’s customary practice.

        6. Benefits. For the duration of the Term, Busk shall be eligible to participate in all employee health and welfare benefit plans and 401(k) plan on the same terms (including the same contribution rates) as other employees. Busk shall accrue vacation at a rate of four weeks per year through October 31, 2002, whereupon further accrual shall cease.

        7. Treatment of Outstanding Stock Options. The parties acknowledge that Busk currently holds options to purchase an aggregate of 1,495,677 shares of SANZ common stock (the “Options”), and that under the current terms of the applicable option agreements such Options will terminate three months after the cessation of Busk’s employment by SANZ, whether with or without cause. Each such Option Agreement is hereby amended to provide that, notwithstanding the earlier cessation of Busk’s employment, the Options shall terminate on September 30, 2005. The foregoing shall not be deemed to amend or otherwise alter any provision of any Option relating to the treatment of such Option in the event of a merger, consolidation or sale or similar corporate event applicable to SANZ.

        8. Corporate Opportunities; Confidentiality, Proprietary Information and Inventions; Covenants not to Compete.

a)	Corporate Opportunities. Busk will offer to SANZ any investment or other opportunity of which he becomes aware during the Term in the areas of business in which SANZ operates. If the Board takes no action for 90 days from the date of receipt of the offer, or refuses the opportunity during such 90-day period, Busk may pursue such opportunity.

b)	Confidential Information, Proprietary Information and Inventions. Busk promises to protect SANZ’s Confidential Information as described in the company’s Proprietary Information and Inventions Agreement, the terms and conditions of which are incorporated herein by this reference and which shall survive the termination of this Agreement and the termination of Busk’s employment with SANZ.

c)	Covenants Not to Compete. Except as provided in Section 8(a) hereof, or except as agreed by the Board in specific further modification of this agreement, Busk may not participate in any Competitive Industry (as defined below) during the Term except through and on behalf of SANZ. For purposes of this Agreement, a “Competitive Industry” shall mean an industry in which SANZ either is substantially engaged or has concrete plans to engage in as a substantial part of its business in the future. In addition:

i)	during the Term and for a period of six months thereafter, Busk shall not own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business operating in the United States which (A) is engaged in the type of business conducted by SANZ as of the end of the Term; or (B) is or reasonably is likely to become, directly or indirectly, a material competitor of SANZ with respect to the lines of business conducted by SANZ as of the end of the Term or lines of business in which, as of the end of the Term, SANZ has developed concrete plans to engage in the future as a substantial part of it business. Nevertheless (and notwithstanding the first sentence of this Section 8(c)), Busk may own less than five percent of the outstanding equity securities of a company that is engaged in such business if the equity securities of such company are registered under the Securities Exchange Act of 1934;

ii)	during the Term and for a period of two years thereafter, Busk shall not induce (directly or indirectly) or attempt to persuade anyone who at the time is a then-current employee, agent, manager, consultant, or other participant in SANZ’s business to terminate such employment or other relationship in order to enter into any business relationship with Busk, with any business organization in which Busk is a participant in any capacity whatsoever, or with any other business organization in competition with SANZ’s business; and

iii)	during the Term and for a period of two years thereafter, Busk shall not use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with SANZ’s business.

d)	Consideration. SANZ and Busk acknowledge and agree that the foregoing covenants are substantially identical to the covenants made by Busk in the Original Agreement, and that the consideration for such covenants acknowledged in the Original Agreement (including without limitation the benefits derived by Busk under the Agreement and Plan of Merger between SANZ and ITIS Services, Inc.), as well as the extension of the term of the Options provided under Section 7 hereof, constitute additional and sufficient consideration for the two year covenant not to compete contained in this Section.

e)	Remedies.

i)	If Busk breaches the obligations set forth in this Section 8, (A) SANZ shall be entitled to cease any further payments owed to Busk, and (B) the term of the Options shall immediately terminate. In the event SANZ made payments before it discovered a breach, SANZ shall be entitled to recovery of amounts paid subsequent to the breach.

ii)	Busk acknowledges that a breach of this Section 8 would cause SANZ irreparable harm, and that the damages resulting therefrom would not be readily quantifiable. Busk therefore agrees that, in the event of such a breach or a threat of such a breach, SANZ shall be entitled to a preliminary restraining order and other temporary and permanent injunctive or other equitable relief, in addition to any other remedy available at law. Nothing in this Agreement shall be construed to prohibit SANZ from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Busk. Any termination of this Agreement shall not prejudice any other remedy to which SANZ or Executive may be entitled, either at law, equity, or under this Agreement.

        9. Indemnification. To the fullest extent permitted by applicable law, SANZ agrees to indemnify, defend and hold Busk harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of SANZ or its directors (including Busk) or officers, or other agents in connection with and within the scope of this Agreement, or by reason of the fact that he is or was a director or officer SANZ or any affiliate of SANZ. To the fullest extent allowed by applicable law, SANZ shall advance to Busk expenses of defending any such action, claim or proceeding. However, SANZ shall not indemnify Busk or defend Busk against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the willful misconduct of Busk. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions that occurred or are alleged to have occurred before expiration or termination. If at any time or from time to time Busk’s right to indemnification pursuant to SANZ’s (or any subsidiary’s) corporate charter or by-laws are greater than the right to indemnification provided in this Section 9, then the right provided in such charter or by-laws shall prevail.

        10. Non-Disparagement: You agree that you will not act or assist any action to diminish or interfere with the Company’s relationship with its employees, clients, or prospective clients, or the Company’s goodwill, including through any disparagement of the Company‚s operations or capabilities. The Company agrees that it will not characterize the cessation of your employment, in communications with vendors or customers or in any public disclosure (formal or informal), as resulting from any inadequacy in performance or any similarly disparaging characterization.

        11. General Provisions.

a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of law principles thereof.

b)	Entire Agreement; Supersedes Prior Agreements. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of Busk by SANZ (with the exception of portions of such agreements which have been expressly incorporated herein). Without limiting the foregoing, this Agreement supersedes the Original Agreement without resulting in any breach thereof and without resulting in any liability thereunder by either party. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

c)	Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon SANZ, any successor in interest to all or substantially all of the business and/or assets of SANZ (whether by merger, consolidation or otherwise), and the heirs, administrators, successors and assigns of Busk. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

d)	Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed given if delivered by hand or overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice), and shall be deemed given on the date on which so hand-delivered, or on the business day following the day on which sent by overnight courier, or on the third business day following the date on which so mailed:

                                If to Busk:              Fred T. Busk
                                                               39 Long Lots Road
                                                               Westport, CT 06880

                                If to SANZ:            SAN Holdings, Inc.
                                                               Attn: General Counsel
                                                               50 Day Street
                                                               South Norwalk, CT 06854

e)	Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

f)	Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

g)	Survival of Obligations. Termination of this Agreement for any reason shall not relieve SANZ or Busk of any obligation accruing or arising before such termination.

h)	Amendments. This Agreement may be amended only by written agreement of both SANZ and Executive.

i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        IN WITNESS WHEREOF, SANZ and Busk have executed this Agreement effective as of the date first written above.

SAN HOLDINGS, INC.

By:   /s/ John Jenkins                                                                               /s/ Fred T. Busk, III
         John Jenkins, President & CEO                                                      Fred T. Busk, III